Exhibit 2.2

Execution Copy
MEDIGUS LTD.

WARRANT

dated as of March 3, 2013

THIS CERTIFIES THAT, for value received and subject to obtaining the TASE approval, OrbiMed Israel Partners Limited Partnership or its successors or permitted assigns (such Person and such successors and assigns each being the “Warrant Holder” with respect to the Warrant held by it), at any time prior to the Expiration Date (as herein defined), is entitled (a) to subscribe for the purchase from Medigus Ltd. (the “Company”) 39,945,474 Shares, at a price per Share equal to the Exercise Price (as herein defined), and (b) to the other rights set forth herein; provided that the number of Shares issuable upon any exercise of this Warrant and the Exercise Price may be adjusted and readjusted from time to time in accordance with Section 4. By accepting delivery hereof, the Warrant Holder agrees to be bound by the provisions hereof.

IN FURTHERANCE THEREOF, the Company irrevocably undertakes and agrees for the benefit of Warrant Holder as follows:

Section 1.          Definitions and Construction.

(a)        Certain Definitions. As used herein (the following definitions being applicable in both singular and plural forms):

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person, and with respect to the Warrant Holder, an Affiliate shall also include any investors of the Warrant Holder from time to time.

“Business Day” means any trading day on the Tel Aviv Stock Exchange.

“Corporate Reorganization” shall have the meaning assigned to it in the Share Purchase
Agreement.

“Exercise Amount” means for any number of Warrant Shares as to which this Warrant is being exercised the product of (i) such number of Warrant Shares times (ii) the applicable Exercise Price.

“Exercise Price” means an amount in New Israeli Shekels (calculated pursuant to Section 9(l) below) equivalent to (i) 125% of the PPS per every Warrant Share acquired during the first 18 months following the Closing Date, or (ii) 150% of the PPS per every Warrant Share if exercised following the 18 month anniversary of the Closing Date but in any event prior to the 36 month anniversary of the Closing Date, as adjusted from time to time pursuant to Section 4 to this Warrant.

“Expiration Date” means March 2, 2016 [36 month anniversary of the Closing Date]

“Fair Market Value” means, with respect to each Ordinary Share:

(i) if the Ordinary Share is traded on the TASE or other stock exchange, the fair market value shall be deemed to be the average of the closing prices over a ten (10) trading days period ending three Business Days before the day the current Fair Market Value of the securities is being determined; or

(ii) if at any time the Ordinary Share is not listed on any securities exchange, the Fair Market Value of Ordinary Share shall be the product of the highest price per share which the Company could obtain from a willing buyer (not a current employee or director) for Ordinary Share sold by the

Execution Copy

Company, from authorized but unissued shares, as determined in good faith by its Board of Directors, unless  prior  to  the  applicable  exercise  date  the  Company  shall  become  subject  to  a  Corporate Organization or a Tender Offer, in which case the Fair Market Value of Ordinary Share shall be deemed to be the per share value received by the holders of the Company's Ordinary Shares pursuant to such Corporate Reorganization or Tender Offer.

“Permitted Transferee” of the Warrant Holder means any of the following (no paragraph shall be deemed to derogate from the scope of any other paragraph): (a) a transferee by operation of law; (b) wholly owned corporation of the Warrant Holder; (c) a Person who is an Affiliate of the Warrant Holder; (d) if such Warrant Holder is a limited or general partnership, its partners, affiliated partnerships managed by the same management company or managing (general) partner or by an entity that is Affiliated with such management company or managing (general) partner, and (d) a well-known financial institution.

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“PPS”   shall have the meaning assigned to the term "Price Per Share" in the Share Purchase
Agreement.

“Shares” means the Company's currently authorized Ordinary Shares, NIS 0.01 par value per share, and shares of any other class or other consideration into which such currently authorized share capital may hereafter have been changed.

“Share Purchase Agreement” means the Share Purchase Agreement by and between the
Warrant Holder and the Company dated January 3rd, 2013.

“TASE” means the Tel Aviv Stock Exchange.

“Warrant” means, as the context requires, this warrant and any successor warrant or warrants issued upon a whole or partial transfer or assignment of any such Share purchase warrant or of any such successor warrant.

“Warrant Shares” means the number of Shares issued or issuable upon exercise of this Warrant as set forth in the introduction hereto, as adjusted from time to time pursuant to Section 4 to this Warrant, or in the case of other Warrants, issuable upon exercise of those Warrants.

Section 2.          Exercise of Warrant.

(a)       Exercise and Payment. The Warrant Holder may exercise this Warrant in whole or in part, at any time or from time to time on any Business Day on or prior to the Expiration Date, by delivering to the Company a duly executed notice (a “Notice of Exercise”) in the form of  Exhibit A and by payment to the Company of the Exercise Price per Warrant Share, at the election of the Warrant Holder, either:

(A)  by wire transfer of immediately available funds to the account of the Company in an amount equal to the Exercise Amount; or,

(B)  by receiving from the Company, for no consideration (except for NIS 0.1 per each such Warrant Share or such other mandatory minimal exercise price as determined from time to time by the TASE or other authority), the number of Warrant Shares as determined below:

Execution Copy

X = Y(A-B) A

Where:	X =	the number of Ordinary Shares to be issued to the Warrant Holder.
	Y =	the number of Ordinary Shares requested to be exercised under this Warrant

A =	the Fair Market Value of one (1) Ordinary Share at the time of issuance of such Ordinary Shares.
B =
the applicable Exercise Price less NIS 0.1 or such other mandatory minimal exercise price as determined from time to time by the TASE or other authority), if paid in cash on account of the Exercise Price.

or;

(C)        any combination of the foregoing. For all purposes of this Warrant (other than this Section 2(A)), any reference herein to the exercise of this Warrant shall be deemed to include a reference to the exchange of this Warrant into Shares in accordance with the terms of clause (B).

(b)        Effectiveness and Delivery. As soon as practicable upon receipt of the Notice of Exercise and the payment of the Exercise Amount in accordance with the terms set forth below, and in no event later than three (3) days thereafter, the Company shall (i) issue to the Registration Corporation providing services to the Company (“Hevra Lerishumim”) a duly executed share certificate for the number of Warrant Shares purchased, (ii) deliver such certificate (with a copy to Warrant Holder) to the Hevra Lerishumim and instruct it to deposit the exercised Warrant Shares in the Warrant Holder's securities account, the details of which shall be provided in writing by the Warrant Holder to the Company together with the Notice of Exercise, (iii) register the Hevra Lerishumim in the Company's shareholders register as the lawful holder of the exercised Warrant Shares, (iv) deliver an appropriate notice to the TASE, as may be required by the TASE regulations from time to time, notifying the exercise of the Warrant by the Warrant Holder and specifying any other required details, (iv) execute the acknowledgment of exercise in the form attached hereto as Exhibit B (the “Acknowledgment of Exercise”) indicating the number of shares which remain subject to future purchases, if any; and (v) take any other action and file any other required document or instrument, to the extent required, in order to enable the free trading (subject to any statutory lockup provisions if applicable) of the exercised Warrant Shares purchased by the Warrant Holder at the TASE.

(c)        Surrender of Warrant. The Warrant Holder shall surrender this Warrant to the Company when it delivers the updated registry of shareholders, and in the event of a partial exercise of the Warrant, the Company shall execute and deliver to the Warrant Holder a new Warrant for the unexercised portion of the Warrant, but in all other respects identical to this Warrant.

(d)        Fractional Shares. The Company shall not be required to issue fractions of Shares upon an exercise of the Warrant and the number of shares shall be rounded (up or down) to the nearest whole number, however the aggregate number of Warrant Shares shall not exceed the maximum quantity otherwise set forth in this Warrant notwithstanding the provisions of this paragraph (d).

(e)        Expenses and Taxes. The Company shall pay all expenses and taxes (excluding taxes imposed upon the income of the Warrant Holder or its assignee) payable resulting due to the exercise of the Warrants, the issuance of the Warrant Shares upon exercise of this Warrant, the assignment of this Warrant by the Warrant Holder and all expenses regarding the enforcement of the provisions hereof.

Execution Copy

(f)         Automatic Cashless Exercise. To the extent that there has not been an exercise by the Warrant Holder pursuant to Section 2(a)(A) hereof in full, and to the extent that the Fair Market Value on the Expiration Date is greater than the Exercise Price then in effect, any portion of the Warrant that remains unexercised shall be exercised automatically in whole (not in part), upon the Expiration Date. Payment by the Warrant Holder upon such automatic exercise shall be in the form of the Warrant Holder receiving from the Company for no consideration (except for NIS 0.1 per each such Warrant Share) the number of Warrant Shares determined in accordance with the formula set forth in Section 2 (a)(B) above.

(g)        TASE provisions. The Company shall comply with the internal rules of the TASE regarding the transition to clearing on T+1 date of shares and convertible securities as may be amended from time to time.

Section 3.          Validity of Warrant and Issuance of Shares.

(a)        The Company represents and warrants that this Warrant has been duly authorized, is validly issued, and constitutes the valid and binding obligation of the Company.

(b)        The Company further represents and warrants that on the date hereof it is duly authorized and reserved, and the Company hereby agrees that it will at all times until the Expiration Date have duly authorized and reserved, such number of Shares as will be sufficient to permit the exercise in full of the Warrant, and that all such Shares are and will be duly authorized and, when issued upon exercise of the Warrant, will be validly issued, fully paid and non-assessable, and free and clear of all security interests, claims, liens, equities and other encumbrances (other than statutory lockup provisions if applicable).

Section 4.          Antidilution Provisions. The Exercise Price in effect at any time, and the number of Warrant Shares that may be purchased upon any exercise of the Warrant, shall be subject to change or adjustment as follows:

(a)        Share Reorganization. If the Company shall subdivide its outstanding Shares into a greater number of Shares, by way of a stock split, stock dividend or otherwise, or consolidate its outstanding Shares into a smaller number of Shares (any such event being herein called a “Share Reorganization”), then (i) the Exercise Price shall be adjusted, effective immediately after the effective date of such Share Reorganization, to a price determined by multiplying the Exercise Price in effect immediately prior to such effective date by a fraction, the numerator of which shall be the number of Shares outstanding on such effective date before giving effect to such Share Reorganization and the denominator of which shall be the number of Shares outstanding after giving effect to such Share Reorganization, and (ii) the number of Shares subject to purchase upon exercise of this Warrant shall be adjusted, effective at such time, to a number determined by multiplying the number of Shares subject to purchase immediately before such Share Reorganization by a fraction, the numerator of which shall be the number of Shares outstanding after giving effect to such Share Reorganization and the denominator of which shall be the number of Shares outstanding immediately before giving effect to such Share Reorganization.

(b)        Share Distribution.

If the Company at any time while this Warrant is outstanding and unexpired shall

(i)        pay a dividend (including issuance of bonus shares) with respect to the Ordinary Shares payable in Ordinary Shares, the number of shares to which the Warrant Holder is entitled upon exercise shall be increased by the number of shares to which the Warrant Holder shall have been entitled as a stock dividend had it exercised the Warrant immediately prior to such distribution, with the Exercise Price for each Warrant Share remaining unmodified.

Execution Copy

(ii)      distribute a cash dividend, the Exercise Price shall be decreased in an amount equal to the gross amount of the cash dividend distributed to each share.

(iii)     offer its shareholders securities of any kind by way of a rights issuance, the Exercise Price of the Warrant shall not be adjusted, but the number of Warrant Shares in respect of the exercise of the Warrant to the extent not exercised for shares on the date determined for the right to acquire rights in the rights issuance (hereinafter in this subsection: the “Effective Date”), shall be adjusted in accordance with the benefit component of the rights, as expressed by the ratio between the share closing price on TASE on the Business Day prior to the ex-date and the base price “ex rights”.

(c)        Capital Reorganization. Without limiting any of the other provisions hereof, if Corporate Reorganization shall be effected, then the Company shall use its best efforts to ensure that lawful and adequate provision shall be made whereby each Warrant Holder shall thereafter continue to have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Warrant Shares issuable upon exercise of the Warrants held by such Warrant Holder, shares of the surviving or acquiring entity (“Acquirer”), as the case may be, such that the aggregate value of the Warrant Holder’s warrants to purchase such number of shares, [where the value of each new warrant to purchase one share in the Acquirer is determined in accordance with the Black-Scholes Option Pricing formula set forth in Appendix (A) hereto, is equivalent to the aggregate value of the Warrants held by such Warrant Holder, where the value of each Warrant to purchase one share in the Company is determined in accordance with the Black-Scholes Option Pricing formula set forth in Appendix (B) hereto. Furthermore, the new warrants to purchase shares in the Acquirer referred to herein shall have the same expiration date as the Warrants, and shall have a strike price, KAcq, that is calculated in accordance with Appendix (A) hereto.

Appropriate provision shall be made with respect to the rights and interests of each Warrant Holder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Warrant Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock thereafter deliverable upon the exercise thereof. The provisions of this Section 4(c) shall similarly apply to successive Corporate Reorganizations. If the Company, in spite of using its best efforts, is unable to cause these Warrants to continue in full force and effect until the Expiration Date in connection with any Corporate Reorganization, then the Company shall pay the Warrant Holders an amount per Warrant to purchase one share in the Company that is calculated in accordance with the Black-Scholes Option Pricing formula set forth in Appendix (B) hereto. Such payment shall be made in cash in the event that the Corporate Reorganization results in the shareholders of the Company receiving cash from the Acquirer at the closing of the transaction, and shall be made in shares of the Company (with the value of each share in the Company is determined according to SCorp in Appendix (B) hereto) in the event that the Corporate Reorganization results in the shareholders of the Company receiving shares in the Acquirer or other entity at the closing of the transaction. In the event that the shareholders of the Company receive both cash and shares at the closing of the transaction, such payment to the Warrant Holders shall be also be made in both cash and shares in the same proportion as the consideration received by the shareholders.

(d)        Voluntary Dissolution. Subject to applicable laws, in the event of adoption of a resolution of voluntary dissolution of the Company, the Company shall provide the Warrant Holder a notice thereof pursuant to Section 4(h) below and the Warrant Holder shall be deemed to have exercised the Warrant before adoption of such resolution (without the need for prior payment of the Exercise Price) unless it shall have given the Company written notice within 30 days from the date of the said notice of his waiver of the said right. If the Warrant Holder shall have given no such notice within the said time frame, the Warrant Holder shall be entitled to participate in the sum which it would have received upon dissolution of the Company as a holder of Warrant Shares due to the exercise of the Warrant held by it and, as the case may be, shares on the eve of adoption of the dissolution resolution, while deducting the Exercise Price from the monies it shall receive from its share in such dissolution, if any balance shall remain for distribution.

Execution Copy

(e)           Adjustment Rules.

(i)         Any adjustments pursuant to this Section 4 shall be made successively whenever any event referred to herein shall occur, except that, notwithstanding any other provision of this Section 4, no adjustment shall be made to the number of Warrant Shares to be delivered to the Warrant Holder (or to the Exercise Price) if such adjustment represents less than 1% of the number of Warrant Shares previously required to be so delivered, but any lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which together with any adjustments so carried forward shall amount to 1% or more of the number of Warrant Shares to be so delivered.

(ii)        All adjustments under this Section 4 shall apply and be in effect with respect to any portion of the Warrant Shares subject to this Warrant until such Warrant Shares are issued and registered as set forth in Section 2(b);

(iii)       In computing adjustments under this Section 4, (A) fractional interests in Shares shall be taken into account to the nearest one-thousandth of a Share, and (B) calculations of the Exercise Price shall be carried to the nearest one-thousandth of one Agora.

(f)       Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 4, the Company shall take any action which may be necessary, including obtaining regulatory approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all Shares which the Warrant Holder is entitled to receive upon exercise of the Warrant (subject to any statutory lockup provisions if applicable).

(g)      Notice of Adjustment. If: (i) the Company shall declare any dividend or distribution upon its share capital, whether in shares, cash, property or other; (ii) the Company shall offer for subscription pro-rata to the holders of Ordinary Shares or other convertible shares any additional shares of its share capital of any class or other rights; (iii) there shall be any Corporate Reorganization or Tender Offer, or (iv) there shall be any voluntary dissolution, liquidation or winding up of the Company; then, in connection with each such event, the Company shall send to the Warrant Holder or cause such delivery by any other relevant third parties: (A) to the extent practicable at least twenty (20) days' prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution, subscription rights (specifying the date on which the holders of Ordinary Shares shall be entitled thereto) or for determining rights to vote in respect of such Corporate Reorganization or Tender Offer, dissolution, liquidation or winding up; and (B) to the extent practicable in the case of any such Merger Event, Tender Offer, dissolution, liquidation or winding up, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Ordinary Shares shall be entitled to exchange their Ordinary Shares for securities or other property deliverable upon such Corporate Reorganization, Tender Offer, dissolution, liquidation or winding up). to the extent practicable or a shorter notice that allows the Warrant Holder to exercise its right set forth herein.

Each such written notice shall set forth, in reasonable detail, (i) the event requiring the notice, and (ii) if any adjustment is required to be made, (A) the amount of such adjustment, (B) the method by which such adjustment was calculated, (C) the adjusted Exercise Price (if the Exercise Price has been adjusted), and (D) the number of shares subject to purchase hereunder after giving effect to such adjustment, and shall be given in accordance with Section 9(d) below.

Execution Copy

(h)      Timely Notice. Failure to timely provide such notice required by subsection (h) above, unless such failure is proven by the Company to be a result of circumstances beyond the Company’s control, shall entitle Warrant Holder to retain the benefit of the applicable notice period notwithstanding anything to the contrary contained in any insufficient notice received by Warrant Holder. For purposes of this subsection (i), the notice period shall begin on the date Warrant Holder receives a written notice in accordance with Section 9(d) below, containing all the information required to be provided in such subsection (h).

(i)         Disputes. Any dispute which arises between the Warrant Holder and the Company with respect to the calculation of the adjusted Exercise Price or Warrant Shares issuable upon exercise shall be determined by an independent auditor, not related to the Company or the Warrant Holder, appointed with the consent of both parties, and such determination shall be binding upon the Company and the Warrant Holder and the Warrant Shares if made in good faith and without manifest error.

Section 5.          Assistance in Disposition of Warrant or Warrant Shares.  Notwithstanding any other provision herein, in the event that it becomes unlawful for the Warrant Holder to continue to hold the Warrant, in whole or in part, or some or all of the Shares held by it, or restrictions are imposed on the Warrant Holder by any statute, regulation or governmental authority which, in the judgment of the Warrant Holder, make it unduly burdensome to continue to hold the Warrant or such Shares, the Warrant Holder may sell or otherwise dispose of the Warrant or its Shares, and the Company agrees to provide reasonable assistance to the Warrant Holder in disposing of the Warrant and such Shares in a prompt and orderly manner and, at the request of the Warrant Holder, and subject to all applicable laws and the execution of a confidentiality agreement by such prospective purchaser in a form acceptable to the Company, to provide (and authorize the Warrant Holder to provide) financial and other information concerning the Company to any prospective purchaser of the Warrant or Shares owned by the Warrant Holder.

Section 6.          Dual Listing of Company's Shares. In the event that the Company's Ordinary Shares shall be registered for trade in any stock exchange in addition to the TASE, the Company shall treat this Warrant and the Ordinary Shares issuable hereunder, in the same manner as all other securities of the Company are treated with respect to their trading in the additional stock exchange, to the extent practicable.

Section 7.          Lost, Mutilated or Missing Warrants.  Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Warrant, and, in the case of loss, theft or destruction, upon receipt of indemnification satisfactory to the Company (unsecured, unbonded agreement of indemnity or affidavit of loss shall be sufficient) or, in the case of mutilation, upon surrender and cancellation of the mutilated Warrant, the Company shall execute and deliver a new Warrant of like tenor and representing the right to purchase the same aggregate number of Warrant Shares.

Section 8.          Waivers; Amendments.  Any provision of this Warrant may be amended or waived with (but only with) the written consent of the Company and the Warrant Holder. No failure or delay of the Company or the Warrant Holder in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereon or the exercise of any other right or power. No notice or demand on the Company in any case shall entitle the Company to any other or future notice or demand in similar or other circumstances. The rights and remedies of the Company and the Warrant Holder hereunder are cumulative and not exclusive of any rights or remedies which it would otherwise have.

Execution Copy

Section 9           Miscellaneous.

(a)        Shareholder Rights. The Warrant shall not entitle any Warrant Holder, prior to the exercise of the Warrant, to any voting rights as a shareholder of the Company.

(b)        Successors and Assigns.  All the provisions of this Warrant by or for the benefit of the Company or the Warrant Holder shall bind and inure to the benefit of their respective successors and assigns.

(c)        Severability. In case any one or more of the provisions contained in this Warrant shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

(d)        Notices. The addresses of the Company and the Warrant Holder shall be as detailed in Exhibit C. Such addresses may be changed by a notice in writing to all parties at their designated addresses. Any notice required or permitted under this Warrant shall be given in writing and shall be deemed effectively given upon the next Business Day after personal delivery to the party to be notified, or the next Business Day after delivery by confirmed read email or fax transmission, or (7) days after mailed by registered mail.

(e)        Equitable Remedies. Without limiting the rights of the Company and the Warrant Holder to pursue all other legal and equitable rights available to such party for the other parties’ failure to perform its obligations hereunder, the Company and the Warrant Holder each hereto acknowledge and agree that the remedy at law for any failure to perform any obligations hereunder would be inadequate and that each shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure.

(f)        Confidentiality. Warrant Holder acknowledges that the information provided to it or to be provided to it under this Warrant may include confidential information. The Warrant Holder shall not, and shall make efforts to cause its affiliates, employees officers and services providers not to, use, such information to purchase or sell or enter into any other transaction in the Company’s securities in breach of applicable law.

(g)       Governing Law and Venue. This Warrant has been negotiated and delivered to Warrant Holder in the State of Israel, and shall have been accepted by Warrant Holder in the State of Israel. Delivery of Ordinary Shares to Warrant Holder by the Company under this Warrant is due in the State of Israel. This Warrant shall be governed by, and construed and enforced in accordance with, the laws of the State of Israel, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction. The competent courts of Tel-Aviv shall have exclusive jurisdiction in all matters relating to this Warrant.

(h)        Section Headings. The section headings used herein are for convenience of reference only and shall not be construed in any way to affect the interpretation of any provisions of the Warrant.

Execution Copy

(i)         Exhibits and Schedules.  All of the exhibits and schedules attached hereto shall be deemed incorporated herein by reference.

(j)         Transferability. The Warrant Holder may not, without obtaining the prior written consent of the Company, transfer or assign its interest in this Warrant in whole or in part to any person or persons, with the exception of a Permitted Transferee which shall accept the terms of this Warrant by mean of a written instrument acceptable to the Company.

(k)        No Registration. Warrant Holder acknowledges that this Warrant will not be listed for trading on any stock exchange.

(l)         Exchange Rate. To the extent that in connection with any payment under this Warrant a conversion of either United States Dollars (“US$”) to New Israeli Shekels (“NIS”), or of NIS to US$ shall be required, any conversion shall be made in accordance with the most recent exchange rate published by the Bank of Israel, immediately prior to such payment.

Execution Copy

    IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized as of the day and year first above written.

***

Signature Page to OrbiMed's Warrant

1

Execution Copy

Exhibit A to Warrant

Form of Notice of Exercise

                                        ,20

To:  Medigus Ltd.

Reference is made to the Warrant dated   _. Terms defined therein are used herein as therein defined.

The undersigned, pursuant to the provisions set forth in the Warrant, hereby irrevocably elects and agrees to purchase   Shares, and makes payment herewith in full therefor at the Exercise Price of $   in the following form:

If the number of Shares as to which the Warrant is being exercised is less than all of the Shares purchasable thereunder, the undersigned hereby requests that a new Warrant representing the remaining balance of the Shares be delivered to Warrant Holder.

The undersigned hereby represents that it is exercising the Warrant for its own account or the account of an Affiliate for investment purposes and not with the view to any sale or distribution and that the Warrant Holder will not offer, sell or otherwise dispose of the Warrant or any underlying Warrant Shares in violation of applicable securities laws.

Following are details of the Warrant Holder's securities account for transfer of the
Warrant Shares:  .
[NAME OF WARRANT HOLDER] By: Name: Title: [ADDRESS OF WARRANT HOLDER]

2

Execution Copy

Exhibit B to Warrant

Acknowledgment Of Exercise

The undersigned, Medigus Ltd., hereby acknowledges receipt of the "Notice of Exercise" from OrbiMed Israel Partners Limited Partnership., to purchase [ ] Ordinary Shares of Medigus Ltd., pursuant to the terms of the Warrant, and further acknowledges that [ ] Ordinary Shares remain subject to purchase under the terms of the Warrant.

Medigus Ltd:

By:
Name:
Title:

3

Execution Copy

Exhibit C to Warrant

Addresses

If to Warrant Holder:
OrbiMed Advisors, LLC
89 Medinat Hayehudim st.
Herzeliya Pituach, IL 46140
POB 4023

Email:      NaschitzA@OrbiMed.com

DarvishN@OrbiMed.com

With a copy (which shall not constitute a notice) to:

Fischer Behar Chen Well Orion & Co.

3 Daniel Frisch St.Tel Aviv, 64731

Email:  Rtepper@fbclawyers.com

If to Company:

Medigus Ltd.

Suite 7A, Industrial Park

POB 3030

Omer 8496500

Fax: 08-6466770
Email: elazar@medigus.com

With a copy (which shall not constitute a notice) to: aaron_jaffe@medigus.com

4

Execution Copy

APPENDIX A

Black Scholes Option Pricing formula to be used when calculating the value of each new warrant to purchase one share in the Acquirer shall be:
CAcq = SAcqe-λ(TAcq-tAcq)N(d1) – KAcqe-r(TAcq-tAcq)N(d2), where
CAcq = value of each warrant to purchase one share in the Acquirer
SAcq = price of Acquirer’s stock as determined by reference to the average of the closing prices on the securities exchange over the 20-day period ending three trading days prior to the closing of the Corporate Reorganization described in Section 5(c) if the Acquirer’s shares are then traded on such exchange or system, or the average of the closing bid or sale prices (whichever is applicable) in the over-the-counter market over the 20-day period ending three trading days prior to the closing of the Corporate Reorganization if the Acquirer’s stock is then actively traded in the over-the-counter market, or the then most recently completed financing if the Acquirer’s shares are not then traded on a securities exchange or system or in the over-the-counter market.
TAcq = expiration date of new warrants to purchase shares in the Acquirer = TCorp
tAcq = date of issue of new warrants to purchase shares in the Acquirer
TAcq-tAcq = time until warrant expiration, expressed in years
σ = volatility = annualized standard deviation of daily log-returns (using a 262-day annualization factor) of the Acquirer’s stock price on the securities exchange over a 20-day trading period, determined by the Warrant Holders, that is within the 100-day trading period ending on the trading day immediately after the public announcement of the Corporate Reorganization described in Section 5(c) if the Acquirer’s shares is then traded on such exchange or system, or the annualized standard deviation of daily-log returns (using a 262-day annualization factor) of the closing bid or sale prices (whichever is applicable) in the over-the-counter market over a 20-day trading period, determined by the Warrant Holder, that is within the 100-day trading period ending on the trading day immediately after the public announcement of the Corporate Reorganization if the Acquirer’s stock is then actively traded in the over-the-counter market, or 0.6 (or 60%) if the Acquirer’s stock is not then traded on a securities exchange or system or in the over-the-counter market.
N = cumulative normal distribution function
d1 = (ln(SAcq/KAcq) + (r-λ+σ2/2)(TAcq-tAcq)) ÷ (σ√(TAcq-tAcq))
ln = natural logarithm
λ = dividend rate of the Acquirer for the most recent 12-month period at the time of closing of the Corporate
Reorganization.
KAcq = strike price of new warrants to purchase shares in the Acquirer = KCorp * (SAcq / SCorp)
r = annual yield, as reported by Bloomberg at time tAcq, of the United States Treasury security measuring the nearest time TAcq
d2 = d1- σ√(TAcq-tAcq)

Execution Copy

APPENDIX B

Black Scholes Option Pricing formula to be used when calculating the value of each Warrant to purchase one share in the Company shall be:
CCorp = SCorpe-λ(TCorp-tCorp)N(d1) – KCorpe-r(TCorp-tCorp)N(d2), where
CCorp = value of each Warrant to purchase one share in the Company
SCorp = price of Company stock as determined by reference to the average of the closing prices on the securities exchange over the 20-day period ending three trading days prior to the closing of the Corporate Reorganization described in Section 5(c) if the Company’s stock is then traded on such exchange or system, or the average of the closing bid or sale prices (whichever is applicable) in the over-the-counter market over the 20-day period ending three trading days prior to the closing of the Corporate Reorganization if the Company’s shares are then actively traded in the over-the-counter market, or the then most recently completed financing if the Company’s shares are not then traded on a securities exchange or system or in the over-the-counter market.
TCorp = expiration date of Warrants to purchase shares in the Company
tCorp = date of public announcement of transaction
TCorp-tCorp = time until Warrant expiration, expressed in years
σ = volatility = the annualized standard deviation of daily log-returns (using a 262-day annualization factor) of the Company’s stock price on the securities exchange over a 20-day trading period, determined by the Warrant Holders, that is within the 100-day trading period ending on the trading day immediately after the public announcement of the Corporate Reorganization described in Section 5(c) if the Company’s shares is then traded on such exchange or system, or the annualized standard deviation of daily-log returns (using a 262-day annualization factor) of the closing bid or sale prices (whichever is applicable) in the over-the-counter market over a 20-day trading period, determined by the Warrant Holder, that is within the 100-day trading period ending on the trading day immediately after the public announcement of the Corporate Reorganization if the Company’s stock is then actively traded in the over-the-counter market, or 0.6 (or 60%) if the Company’s stock is not then traded on a securities exchange or system or in the over-the-counter market.
N = cumulative normal distribution function
d1 = (ln(SCorp/KCorp) + (r-λ+σ2/2)(TCorp-tCorp)) ÷ (σ√(TCorp-tCorp))
ln = natural logarithm
λ = dividend rate of the Company for the most recent 12-month period at the time of closing of the Corporate
Reorganization.
KCorp = strike price of warrant
r = annual yield, as reported by Bloomberg at time tCorp, of the United States Treasury security measuring the nearest time TCorp
d2 = d1- σ√(TCorp-tCorp)